Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Series Fund, Inc. of our reports dated February 20, 2019, relating to the financial statements and financial highlights, which appear in Thrivent Series Fund, Inc.’s Annual Report on Form N-CSR for the periods ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

April 26, 2019